Exhibit 21.1

SUBSIDIARIES

Precious Sheen Investments Limited (“PSI”) in the British Virgin Islands, a wholly owned subsidiary of Energroup Holdings Corporation

Dalian Precious Sheen Investments Consulting Co., Ltd. (“Chuming”), a PRC corporation, wholly foreign owned entity, and wholly owned subsidiary of PSI

Dalian Chuming Slaughter and Packaging Pork Company Ltd. (the “Meat Company”), a PRC corporation and wholly owned subsidiary of Chuming

Dalian Chuming Processed Foods Company Ltd. (the “Foods Company”), a PRC corporation and wholly owned subsidiary of Chuming

Dalian Chuming Sales Company Ltd. (the “Sales Company”), a PRC corporation and wholly owned subsidiary of Chuming